EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO
Sam Sarpong, CFO
(323) 634-1700
www.broadwayfederalbank.com

Broadway Financial Corporation Reports 58% Increase in Annual Earnings

LOS ANGELES, CA – (BUSINESS WIRE) – March 4, 2009 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net earnings of $2.3 million for the year ended December 31, 2008, an increase of $0.8 million or 58.36%, when compared to $1.5 million of net earnings for the year ended December 31, 2007. Diluted earnings per common share for the year ended December 31, 2008 and 2007 were $1.19 and $0.74, respectively.

For the fourth quarter of 2008, the Company reported net earnings of $369 thousand, or $0.14 per diluted common share, down $105 thousand, or 22.15%, when compared with net earnings of $474 thousand, or $0.24 per diluted common share, in the fourth quarter of 2007. The decrease in net earnings was primarily due to increases in the provision for loan losses and non-interest expense and lower non-interest income which were partially offset by higher net interest income before provision for loan losses.

Chief Executive Officer, Paul C. Hudson stated, “In the fourth quarter, the Bank increased the provision for loan losses due to reduced real estate values in Southern California and a weakening economy.” Hudson went on to explain, “To enable continued asset growth and to provide an additional hedge against sustained recessionary pressures, the Company received $9 million of TARP preferred stock funds, which improved the Bank’s tangible capital ratio from 7.30% at December 31, 2007 to 8.25% at December 31, 2008.” He concluded by saying, “Going forward management is focused on taking advantage of opportunities in the market to book quality assets and to improve internal controls and risk assessment systems.”

Year 2008 Highlights:

•

Net interest income before provision for loan losses of $14.3 million in 2008 was up $3.2 million, or 28.85%, from 2007, primarily reflecting a $70.3 million increase in average interest-earning assets and an 18 bps improvement in net interest margin.

•	Deposits totaled $289.9 million at December 31, 2008, up $61.2 million, or 26.75%, from year-end 2007.

•

Loan originations, including purchases, for the year ended December 31, 2008 totaled $130.6 million, up $1.9 million, or 1.47%, from $128.7 million a year ago. We do not originate or purchase sub-prime loans and we have no sub-prime loans represented in our loan or investment portfolios.

•	Nonperforming assets at December 31, 2008 increased to 0.85% of total assets from 0.01% of total assets at year-end 2007.

•	The provision for loan losses increased to $1.4 million for the year 2008, compared to $321 thousand for 2007, as loan delinquencies and non-performing loans increased.

•	Total risk based capital increased from 10.01% at December 31, 2007 to 11.44% at December 31, 2008.

Fourth Quarter Highlights:

•

Net interest income before provision for loan losses of $3.8 million in the fourth quarter of 2008 was up $841 thousand, or 28.77%, from the fourth quarter of 2007, primarily reflecting a higher level of average interest-earning assets and an improved net interest margin.

•	Loan originations were $26.8 million for the fourth quarter of 2008, compared with loan originations of $47.3 million for the fourth quarter of 2007.

•	The provision for loan losses increased to $425 thousand for fourth quarter 2008, compared to $127 thousand for fourth quarter 2007.

•

Non-interest income for the fourth quarter of 2008 was down $134 thousand, or 48.03%, from the fourth quarter of 2007, primarily due to unrealized losses on loans held for sale in the fourth quarter of 2008 which was partially offset by higher net gains on mortgage banking activities and higher service charges.

•

Non-interest expense for the fourth quarter of 2008 was up $426 thousand, or 17.22%, from the fourth quarter of 2007 primarily due to increases in compensation and benefits expense, occupancy expense, professional services expense and other expense.

Net Interest Income

Net interest income before provision for loan losses of $3.8 million for the fourth quarter of 2008 was up $841 thousand, or 28.77%, from the fourth quarter a year ago. The increase was attributable to continued growth in our average interest-earning assets and improvement in our net interest rate margin. Interest-earning assets averaged $397.5 million for the fourth quarter of 2008, up $66.8 million, or 20.20%, from the same period a year ago. Our net interest rate margin improved 25 basis points to 3.79% for the fourth quarter of 2008 from 3.54% for the same period a year ago. Our net interest rate spread improved 26 basis points to 3.63% for the fourth quarter of 2008 from 3.37% for the same period a year ago. The 26 basis point improvement in our net interest rate spread was attributable to the larger decline in the annualized cost of our average interest-bearing liabilities, compared to the decline in the annualized yield on our average interest-earning assets.

The annualized yield on our average interest-earning assets decreased 44 basis points to 6.57% for the fourth quarter of 2008 from 7.01% for the same period a year ago. The decrease was primarily the result of a lower annualized yield on our average loans which decreased 32 basis points to 7.04% for the fourth quarter of 2008 from 7.36% for the same period in 2007. The decrease in the annualized yield on our average loans was the result of lower market interest rates, lower loan prepayment fees (included as part of the yield on loans), and increased non-accrual loans. Another factor that contributed to the decrease in the annualized yield on our average interest-earning assets was the elimination of dividends on FHLB stock for the fourth quarter of 2008, as the FHLB has suspended dividends and stock redemptions to preserve capital.

The annualized cost of our average interest-bearing liabilities decreased 69 basis points to 2.95% for the fourth quarter of 2008 from 3.64% for the same period a year ago. The annualized weighted average cost of deposits decreased 60 basis points to 2.65% for the fourth quarter of 2008 from 3.25% for the same period in 2007. The annualized weighted average cost of FHLB borrowings decreased 50 basis points to 3.97% for the fourth quarter of 2008 from 4.47% for the same period in 2007. The decrease in the cost of our average interest-bearing liabilities was largely due to the declining interest rate environment and maturities of higher costing time deposits and FHLB borrowings.

For the year 2008, net interest income before provision for loan losses totaled $14.3 million, up $3.2 million, or 28.85%, from a year ago. This increase reflected a $70.3 million, or 22.78%, increase in our average interest-earning assets and an 18 basis point improvement in our net interest rate margin.

Provision and Allowance for Loan Losses

During the fourth quarter of 2008, the provision for loan losses amounted to $425 thousand, compared to $127 thousand for the same period a year ago. The increase in the provision for loan losses was due to our continued loan growth, as well as the increase in our classified and non-performing loans. We also recorded $222 thousand of specific allowance for loan losses allocations for a customer’s deposit accounts that were overdrawn as of December 31, 2008. At December 31, 2008, the allowance for loan losses was $3.6 million, or 1.06% of total gross loans receivable, excluding loans held for sale, compared to $2.1 million, or 0.68% of total gross loans receivable, excluding loans held for sale, at year-end 2007.

Management believes that the allowance for loan losses is adequate to cover probable incurred losses in the loan portfolio as of December 31, 2008, but there can be no assurance that actual losses will not exceed the estimated amounts. The Bank is experiencing increased delinquencies which may necessitate the provision of additional loan loss reserves. In addition, the Office of Thrift Supervision (“OTS”) and the Federal Deposit Insurance Corporation periodically review the allowance for loan losses as an integral part of their examination process. These agencies may require an increase to the allowance for loan losses based on their judgments of the information available to them at the time of their examinations.

Non-Interest Income

Non-interest income totaled $145 thousand for the fourth quarter of 2008, down $134 thousand, or 48.03%, from the fourth quarter a year ago, primarily due to unrealized losses on loans held for sale which was partially offset by higher net gains on mortgage banking activities and service charges for loan related fees and retail banking fees. The increase in net gains on mortgage banking activities resulted primarily from recognizing mortgage servicing rights assets on loans sold to investors. The growth in loan related fees primarily resulted from increased payment of late charges and higher servicing fee income as our investor loan portfolio grew. Retail banking fees grew largely due to an increased number of checking accounts over the prior year.

For the year 2008, non-interest income totaled $1.4 million, up $138 thousand, or 11.0%, from a year ago, primarily due to higher net gains on mortgage banking activities and service charges for loan related fees and retail banking fees which were partially offset by higher unrealized losses on loans held for sale.

Non-Interest Expense

Non-interest expense totaled $2.9 million for the fourth quarter of 2008, up $426 thousand, or 17.22%, from the fourth quarter a year ago. The increase in non-interest expense was primarily due to higher compensation and benefits expense, professional services expense, other expense and occupancy expense. Compensation and benefits expense increased $166 thousand primarily reflecting higher salaries and related costs resulting from staff additions, higher bonus expense, and a $36 thousand severance payment. Other expense increased $113 thousand primarily reflecting higher FDIC assessments and workers compensation insurance premium. Professional services expense increased $75 thousand due to higher legal expenses primarily related to loan collections. Occupancy expense increased $34 thousand primarily due to the costs associated with the addition of a new branch this year.

For the year 2008, non-interest expense totaled $10.6 million, up $728 thousand, or 7.35%, from a year ago, primarily due to higher compensation and benefits expense, occupancy expense, office services and supplies, and other expense. The $108 thousand increase in compensation and benefits expense primarily reflected higher bonus expense, annual salary increases, staff additions and increased health insurance costs. Partially offsetting these increases were higher salaries that were deferred pursuant to FAS 91 as a result of increased loan originations and lower director fees as the year 2007 included an accrual of $82 thousand for a director emeritus liability. Occupancy expense and office services and supplies expense increased a total of $330 thousand primarily due to the addition of a new branch this year. Other expense increased $258 thousand primarily due to increases in donations, sponsorships, promotion, and FDIC assessments. Such increases were partially offset by lower losses on checking accounts and a $125 thousand expense recognized during the second quarter of 2007 to settle a personnel matter.

Income Taxes

The Company’s effective income tax rate was 36.82% and 37.94% for fourth quarter and full year 2008 compared to 21.13% and 32.20% for fourth quarter and full year 2007. The income tax expense for the fourth quarter and full year 2007 was positively impacted by an increase in state tax credits. Income taxes are computed by applying the statutory federal income tax rate of 34% and the California income tax rate of 10.84% to earnings before income taxes.

Assets, Loan Originations, Deposits and Borrowings

At December 31, 2008, assets totaled $407.9 million, up $51.1 million, or 14.33%, from year-end 2007. During 2008, net loans, including loans held for sale, increased $54.3 million, or 17.88%, and cash and cash equivalents increased $3.1 million, while securities available for sale and held to maturity decreased $6.9 million and FHLB stock decreased $0.4 million.

Loan originations, including purchases, for the year ended December 31, 2008 totaled $130.6 million, up $1.9 million, or 1.47%, from $128.7 million a year ago. Loan repayments, including loan sales, amounted to $75.9 million for the year ended December 31, 2008, up $5.0 million, or 7.07%, from $70.9 million for the year ended December 31, 2007.

Deposits totaled $289.9 million at December 31, 2008, up $61.2 million, or 26.75%, from year-end 2007. During 2008, our core deposits (NOW, demand, money market and passbook accounts) increased $21.3 million while our certificates of deposit decreased $5.5 million.

Additionally, brokered deposits grew $45.4 million during 2008, $21.6 million of which came from Certificate of Deposit Account Registry Service (CDARS). CDARS is a deposit placement service that allows us to place our customers’ funds in FDIC-insured certificates of deposits at other banks and, at the same time, receive an equal sum of funds from the customers of other banks in the CDARS Network. The majority of CDARS deposits are gathered within our geographic footprint through established customer relationships.

At December 31, 2008, core deposits represented 39.38% of total deposits compared to 40.61% at December 31, 2007, and brokered deposits represented 27.75% of total deposits compared to 15.32% at December 31, 2007.

Since the end of 2007, FHLB borrowings decreased $22.5 million, or 23.32%, to $74.0 million at December 31, 2008 from $96.5 million at December 31, 2007 as $43.5 million of FHLB borrowings were repaid due to the $61.2 million increase in aggregate deposits.

Asset Quality

Non-performing assets, consisting of non-accrual and delinquent loans 90 or more days past due, at December 31, 2008 were $3.5 million, or 0.85% of total assets, compared to $34 thousand, or 0.01% of total assets, at December 31, 2007. During 2008, eight loans totaling $3.4 million were placed on non-accrual status. Of these eight loans, six loans totaling $3.3 million are secured by real estate and two loans totaling $110 thousand are unsecured. At December 31, 2008, the allowance for loan losses included allocations of $384 thousand for impaired loans, compared to $34 thousand at December 31, 2007. Two loans held for sale totaling $1.2 million, with a specific valuation allowance of $260 thousand, were considered impaired as of December 31, 2008. The Company had no loans in foreclosure or REO (real estate owned) properties at December 31, 2008 and December 31, 2007.

Performance Ratios

The return on average equity increased to 9.42% for the year 2008 from 6.92% in 2007. The return on average assets increased to 0.59% for the year 2008 compared to 0.46% in 2007. The efficiency ratio decreased to 67.66% for the year 2008 compared to 80.07% in 2007. The improvements in our returns on average equity and average assets as well as on our efficiency ratio were primarily due to higher net earnings for the year 2008 as a result of the strong growth in our interest earning assets, improvement in our net interest rate margin and increased non-interest income which translated to higher net income.

At December 31, 2008, the Bank’s Total Risk-Based Capital ratio was 11.44% and Tangible Capital equaled 8.25%, and the Bank met the capital requirements necessary to be deemed “well-capitalized” for regulatory purposes.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential, church and commercial mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates five full service branches, four in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	December 31, 2008 (unaudited)	December 31, 2007
ASSETS
Cash	$7,476	$4,331
Securities available for sale, at fair value	4,222	4,763
Securities held to maturity	22,792	29,184
Loans receivable held for sale, at lower of cost or fair value	24,576	3,554
Loans receivable, net of allowance of $3,559 and $2,051	333,273	300,024
Accrued interest receivable	2,295	1,867
Federal Home Loan Bank (FHLB) stock, at cost	4,098	4,536
Office properties and equipment, net	5,535	5,678
Bank owned life insurance	2,323	2,227
Other assets	1,344	643

Total assets	$407,934	$356,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$289,917	$228,727
Federal Home Loan Bank advances	74,000	96,500
Junior subordinated debentures	6,000	6,000
Advance payments by borrowers for taxes and insurance	509	512
Deferred income taxes	469	926
Other liabilities	4,350	2,093

Total liabilities	375,245	334,758

Stockholders’ Equity:
Senior preferred, cumulative and non-voting stock, $1,000 par value, authorized, issued and outstanding 9,000 shares of Series D at December 31, 2008 and 0 shares December 31, 2007	8,963	—
Preferred stock discount	(702)	—
Preferred, non-cumulative and non-voting stock, $.01 par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at December 31, 2008 and December 31, 2007	2	2
Common stock, $.01 par value, authorized 3,000,000 shares; issued 2,013,942 shares at December 31, 2008 and December 31, 2007; outstanding 1,742,765 shares at December 31, 2008 and 1,761,778 shares at December 31, 2007	20	20
Common stock warrant	723	—
Additional paid-in capital	12,240	12,212
Accumulated other comprehensive income, net of taxes of $21 and $3	32	6
Retained earnings-substantially restricted	14,878	13,152
Treasury stock-at cost, 271,177 shares at December 31, 2008 and 252,164 shares at December 31, 2007	(3,467)	(3,343)

Total stockholders’ equity	32,689	22,049

Total liabilities and stockholders’ equity	$407,934	$356,807

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended December 31,		Twelve Months ended December 31,
	2008	2007	2008	2007
Interest and fees on loans receivable	$6,208	$5,269	$23,744	$19,178
Interest on mortgage-backed securities	314	386	1,371	1,601
Interest on investment securities	13	25	55	100
Other interest income	(2)	118	314	366

Total interest income	6,533	5,798	25,484	21,245

Interest on deposits	1,975	1,884	7,179	7,058
Interest on borrowings	794	991	3,987	3,075

Total interest expense	2,769	2,875	11,166	10,133

Net interest income before provision for loan losses	3,764	2,923	14,318	11,112
Provision for loan losses	425	127	1,372	321

Net interest income after provision for loan losses	3,339	2,796	12,946	10,791

Non-interest income:
Service charges	303	246	1,190	1,094
Net gains on mortgage banking activities	69	6	326	30
Net loss on sale of securities	—	—	—	(1)
Unrealized losses on loans held for sale	(260)	—	(260)	—
Other	33	27	136	131

Total non-interest income	145	279	1,392	1,254

Non-interest expense:
Compensation and benefits	1,684	1,518	6,092	5,984
Occupancy expense, net	351	317	1,382	1,144
Information services	177	166	706	670
Professional services	173	98	569	573
Office services and supplies	163	136	599	507
Other	352	239	1,282	1,024

Total non-interest expense	2,900	2,474	10,630	9,902

Earnings before income taxes	584	601	3,708	2,143
Income taxes	215	127	1,407	690

Net earnings	$369	$474	$2,301	$1,453

Other comprehensive income, net of tax:
Unrealized gain on securities available for sale	$58	$78	$45	$9
Income tax effect	(24)	(31)	(19)	(3)

Other comprehensive income, net of tax	34	47	26	6

Comprehensive earnings	$403	$521	$2,327	$1,459

Net earnings	$369	$474	$2,301	$1,453
Dividends paid on preferred stock	(120)	(45)	(203)	(128)

Earnings available to common shareholders	$249	$429	$2,098	$1,325

Earnings per common share-basic	$0.14	$0.24	$1.20	$0.78
Earnings per common share-diluted	$0.14	$0.24	$1.19	$0.74
Dividends declared per share-common stock	$0.05	$0.05	$0.20	$0.20
Basic weighted average shares outstanding	1,746,915	1,762,177	1,754,843	1,691,462
Diluted weighted average shares outstanding	1,749,975	1,812,757	1,760,945	1,796,089

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of December 31,
	2008	2007
Regulatory Capital Ratios:
Core Capital	8.25%	7.30%
Tangible Capital	8.25%	7.30%
Tier 1 Risk-Based Ratio	10.52%	9.29%
Total Risk-Based Capital	11.44%	10.01%
Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans, excluding loans held for sale	0.67%	0.01%
Non-performing assets as a percentage of total assets	0.85%	0.01%
Allowance for loan losses as a percentage of total gross loans, excluding loans held for sale	1.06%	0.68%
Allowance for loan losses as a percentage of non-performing loans	102.77%	6,032.35%
Allowance for losses as a percentage of non-performing assets	102.77%	6,032.35%
Non-performing assets:
Non-accrual loans	$3,463	$34

Total non-performing assets	$3,463	$34

	Three Months ended December 31,				Twelve Months ended December 31,
	2008		2007		2008	2007
Performance Ratios:
Return on average assets	0.36	%(A)	0.55	%(A)	0.59%	0.46%
Return on average equity	5.24	%(A)	8.66	%(A)	9.42%	6.92%
Average equity to average assets	6.88%		6.41%		6.26%	6.58%
Non-interest expense to average assets	2.83	%(A)	2.90	%(A)	2.72%	3.10%
Efficiency ratio (1)	74.19%		77.26%		67.66%	80.07%
Net interest rate spread (2)	3.63	%(A)	3.37	%(A)	3.64%	3.44%
Net interest rate margin (3)	3.79	%(A)	3.54	%(A)	3.78%	3.60%

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.

(2)	Net interest rate spread represents the difference between yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended December 31,		Twelve Months ended December 31,
	2008	2007	2008	2007
Total assets	$407,934	$356,807	$407,934	$356,807
Total gross loans, excluding loans held for sale	$336,832	$302,075	$336,832	$302,075
Total equity	$32,689	$22,049	$32,689	$22,049
Average assets	$409,809	$341,687	$390,468	$318,905
Average loans	$352,956	$286,359	$336,619	$264,366
Average equity	$28,184	$21,890	$24,424	$20,991
Average interest-earning assets	$397,507	$330,691	$378,643	$308,393
Average interest-bearing liabilities	$376,022	$315,591	$361,090	$294,179
Net income	$369	$474	$2,301	$1,453
Total income	$3,909	$3,202	$15,710	$12,366
Non-interest expense	$2,900	$2,474	$10,630	$9,902
Efficiency ratio	74.19%	77.26%	67.66%	80.07%
Non-accrual loans	$3,463	$34	$3,463	$34
ALLL	$3,559	$2,051	$3,559	$2,051
Interest income	$6,533	$5,798	$25,484	$21,245
Interest expense	$2,769	$2,875	$11,166	$10,133
Net interest income	$3,764	$2,923	$14,318	$11,112